Exhibit 99.1

FOR IMMEDIATE RELEASE Tuesday, August 11, 2015	CONTACT: Nathan A. Eifert Vice President 717-747-1520 (o) 717-880-0829 (c)

CODORUS VALLEY BANCORP, INC. ANNOUNCES

BOARD RETIREMENT AND APPOINTMENTS

YORK, PA – Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), parent company of PeoplesBank, a Codorus Valley Company, today announced that Rodney L. Krebs has retired from his role as Chairman of the Boards of both companies. Mr. Krebs has reached the mandatory retirement age as set forth in the Corporation’s bylaws. He was first appointed a director in December 1988, and Chairman of both companies in November 2000.

“Chairman Krebs has devoted much of his life to serving our company, our country, and our community. He is a successful businessman, a generous philanthropist, an avid outdoorsman, and an effective banker and leader,” said Larry J. Miller, President and CEO. “But most important of all, he is a dear friend to many of us and his presence on our board will be greatly missed. We wish Rod a long, happy, and healthy retirement and thank him for his many decades of service and commitment to our shareholders, clients, and companies.”

In connection with Mr. Krebs’ retirement, the Boards of Directors of both companies appointed Larry J. Miller, President and CEO of the Corporation and Bank, to the additional position of Chairman. Additionally, the Boards appointed D. Reed Anderson, Esq., a current member of the Boards, Vice Chairman and Lead Director.

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A resident of York County since 1972, Mr. Miller has served as a director, President and Chief Executive Officer of both the Corporation and the Bank since 1986 and 1981, respectively, and has served as Vice Chairman of both Boards since 2004. Mr. Miller has served as Chairman of the Board of Directors of the United Way of York County, the York County Economic Development Corporation, and YorkCounts and the Cultural Alliance of York County. Mr. Miller is currently Chairman of the Board of Directors of the WellSpan Health System and serves in leadership capacities for various other non-profit organizations.

Mr. Anderson has served as a director of both the Corporation and the Bank since 1994. He has been an attorney with Stock and Leader since 1970, having graduated from The Pennsylvania State University and received his J.D. from The Dickinson School of Law. Mr. Anderson served as a Captain in the U. S. Army during the Vietnam War. He has served as Chairman of the Board of Directors of the York County Chamber of Commerce, the York County March of Dimes Foundation, WellSpan Health Systems, and YorkCounts, as well as an elder of Centre Presbyterian Church. Mr. Anderson also currently serves in a number of other leadership capacities for various York County non-profit organizations. He is a native resident of York County.

ABOUT CODORUS VALLEY BANCORP, INC.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-five financial centers located in York and Cumberland Counties in Pennsylvania and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the Nasdaq Capital Market under the symbol CVLY.

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